               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                DOUBLETWIST, INC.

         The undersigned, John Couch and Gregory C. Thayer, hereby certify that:

         A. They are the duly elected and acting President and Secretary, respectively, of DoubleTwist, Inc., a Delaware corporation.

         B. The name of the Corporation has always been DoubleTwist, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 16, 2000.

         C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of the Corporation.

         D. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                    ARTICLE I

         The name of this corporation is DoubleTwist, Inc.

                                   ARTICLE II

         The address of the corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.

                                   ARTICLE III

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Delaware Corporations Code.

                                   ARTICLE IV

         This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock," and "Preferred Stock". The total number of shares of Common Stock this corporation shall have authority to issue is 100,000,000, at $0.01 par value, and the total number of shares of Preferred Stock this corporation shall have authority to issue is 71,447,329, at $0.01 par value. The Preferred Stock may be issued from time to time in one or more series. 4,887,500 shares of Preferred Stock shall be designated Series Al Preferred Stock (the "SERIES A1 PREFERRED"); 256,834 shares of Preferred Stock shall be designated Series A Preferred Stock (the "SERIES A Preferred"); 6,208,552 shares of Preferred Stock shall be designated Series B Preferred Stock (the "SERIES B Preferred"); 28,094,443 shares of Preferred Stock shall be designated Series C Preferred Stock (the "SERIES C Preferred"), 26,750,000 shares of Preferred Stock shall be designated Series D Preferred Stock (the "SERIES D Preferred") and 5,250,000 share of Preferred Stock shall be designated Series E Preferred Stock (the "SERIES E PREFERRED").

                                    ARTICLE V

         The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

         1.       DIVIDENDS

                  1.1 The holders of the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred shall be entitled to receive on a PARI PASSU basis, when, as and if declared by the Board of Directors, dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling a holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Series A Preferred, Series A1 Preferred and Common Stock of this corporation at the rate of $0.2241, $0.1505, $0.056 and $0.16 per share, respectively, per annum. All dividends declared by the Board of Directors payable on the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred shall not be cumulative, and no right shall accrue to the holders of the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred by reason of the fact that dividends on such shares are not declared in any prior period.

                  1.2 After payment to the holders of the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred of the full amounts described above, the holders of the Series A Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling a holder thereof to receive, directly or indirectly, additional share of Common Stock of this corporation) on the Series Al Preferred and Common Stock of this corporation at the rate of $0.15 per share, per annum. All dividends payable on the Series A Preferred shall not be cumulative, and no right shall accrue to the holders of the Series A Preferred by reason of the fact that dividends on such shares are not declared in any prior period.

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         2.       LIQUIDATION PREFERENCE. In the event of any liquidation
dissolution or winding up of the corporation, either voluntary or involuntary, distributions to the stockholders of the corporation shall be made in the following manner:

                  2.1 The holders of the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred shall be entitled to receive prior and in preference to any distribution of any of the remaining assets or surplus funds of the corporation to the holders of the Series A Preferred, Series Al Preferred or Common Stock of the corporation, an amount equal to $2.241, $1.505, $0.70 and $1.6105 per share (subject to adjustment), respectively, plus an additional amount equal to any dividends declared but unpaid on such shares for each share of the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred then held (respectively, the "SERIES E PREFERENCE," "SERIES D PREFERENCE," the "SERIES C PREFERENCES" and the "SERIES B PREFERENCE"). If the remaining assets and funds thus distributed are insufficient to permit the payment of the full Series E Preference, Series D Preference, Series C Preference and Series B Preference, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed to the holders of the Series E Preferred, Series D Preferred, Series C Preferred and Series B Preferred in proportion to the full preferential amount such holder is otherwise entitled to receive.

                  2.2 After payment or setting apart of payment of the Series E Preference, Series D Preference, the Series C Preference and the Series B Preference, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the corporation to the holders of the Series Al Preferred and Common Stock of the corporation, the amount of $1.50 per share plus an additional amount equal to all declared but unpaid dividends on the Series A Preferred (the "SERIES A PREFERENCE"). If the remaining assets and funds thus distributed are insufficient to permit the payment of the full Series A Preference, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred.

                  2.3 After payment or setting apart of payment of the Series E Preference, Series D Preference, Series C Preference, the Series B Preference and the Series A Preference, the holders of the Series Al Preferred shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the corporation to the holders of Common Stock of the corporation, the amount of $1.6105 per share (the "SERIES A1 PREFERENCE"). If the remaining assets and funds thus distributed are insufficient to permit the payment of the full Series Al Preference, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series Al Preferred.

                  2.4 After payment or setting apart of payment of the Series E Preference, Series D Preference, the Series C Preference, the Series B Preference, the Series A Preference and the Series Al Preference, the remaining assets of the corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock

                  2.5      LIQUIDATION.

                                    (i)      Upon the written election of the
holders of a majority of the then outstanding shares of Preferred Stock, any consolidation or merger of the corporation into or with any other entity or entities (other than a merger to reincorporate the corporation in a different jurisdiction) or the sale of all or substantially all the corporation's assets; and (ii) any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section 2 and the holders shall be entitled to distributions as provided herein, provided that in the event of a liquidation pursuant to (i) above that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof (which combination shall be in the same proportions as the received in the transaction). Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the corporation shall be valued as follows:

                           (a)      Securities not subject to investment letter
or other similar restrictions on free marketability:

                                    (i)      If traded on a securities exchange
or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                    (ii)     If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                    (iii)    If there is no active public market
the value shall be the fair market value thereof, as determined, in good faith by the board of directors of this corporation.

                           (b)      The method of valuation of securities
subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
Section 2.5(a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the board of directors of this corporation.

         Notwithstanding the foregoing, in the event of an Election Event (as defined below), upon the written election of the holders of a majority of the then outstanding shares of any Series of Preferred Stock (an "ELECTING SERIES"), the holders of all outstanding shares of the Electing Series shall be entitled to receive in cash from the corporation, out of funds legally available for distribution, their respective liquidation preference(s), as set forth in Sections 2.1, 2.2 and 2.3 above. Upon receipt of the cash consideration described in the previous sentence by the holders of shares of the Electing Series, which cash consideration shall be delivered by the corporation as, soon as reasonably practicable following the election, the outstanding shares of the Electing Series shall be deemed cancelled. The following shall constitute an ELECTION
EVENT: (i) the issuance or sale, in any transaction or series of related transactions, to any person (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of shares of Common Stock (or securities convertible into or exercisable or exchangeable for share of Common Stock) by the corporation or any holders thereof representing a majority of the outstanding shares of Common Stock (after giving effect to the conversion of all shares of Preferred Stock); and (ii) the lease, transfer or other disposition (which does not constitute a sale) by the corporation of all or substantially all its assets, EXCLUDING (A) the grant of a security interest to a bank by the corporation in all or substantially all of its assets pursuant to a bona fide financing arrangement approved by the majority of the Board of Directors of the corporation and (B) the grant of a non-exclusive license of any form of intangible property approved by the corporation's Board of Directors.

                  2.6 In the event the of requirements of this Section 2 are not complied with, the corporation shall forthwith either:

                  (a) cause such closing to be postponed until such time as the of this Section 2 have been complied with, or

                  (b) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2.7 hereof.

                  2.7 The corporation shall give each holder of record of Preferred Stock written notice of such a Section 2.5 transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of
Section 2.5, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given notice of any material changes provided for herein; PROVIDED, HOWEVER, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding.

         3.       VOTING RIGHTS.

                  3.1 GENERAL. Except as otherwise required by law or herein, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other share of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which all shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one-half rounded up to one).

                  3.2 ELECTION OF DIRECTORS. One member of the corporation's board of directors shall be elected by the holders of Series D Preferred, voting as a separate class. Two members of the corporation's board of directors shall be elected by the holders of the Series C Preferred voting as a separate class. Two members of the corporation's board of directors shall be elected by the holders of the Series B Preferred, voting as a separate class. Any remaining members of the corporation's board of directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class.

         Any director who was elected by a specified series, class or classes of shares may be removed during his or her term of office, either for or without cause by, and only by, the affirmative vote of a majority of the holders of the share of the series, class or classes of shares which initially elected such director. Such vote may be given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

         Vacancies in the board of directors may be filled by a majority of the remaining directors originally elected by the same series, class or classes of shares who could elect an individual to fill such vacancy on the board of directors, even if less than a quorum of the board of directors, except that a vacancy created by the removal of a director by court order may be filled by only the vote of a majority of the outstanding shares entitled to vote thereon represented at a duly held meeting at which a quorum is present, or by unanimous written consent of all shares entitled to vote thereon. Each director so elected shall hold office until the next annual meeting of stockholders and until a successor has been elected and qualified.

         The stockholders entitled to vote upon the election of directors may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

         4. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

                  4.1      OPTIONAL CONVERSION.

                           (a)      At the option of the holder thereof, each
share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption for such share, into fully-paid and nonassessable shares of Common Stock as provided herein.

                           (b)      Each holder of Preferred Stock who elects to
convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and a certificate or certificates representing those shares of Preferred Stock not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  4.2      AUTOMATIC CONVERSION.

                           (a)      Each share of Preferred Stock shall
automatically be converted into fully-paid and nonassessable shares of Common Stock, as provided herein, (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation in which the aggregate public offering shall (before deduction of underwriters' discounts and commissions) equals or exceeds $15 million and the public offering price per share of which equals or exceeds $3.00 per share (adjusted for my subsequent stock splits, stock dividends, reclassifications or recapitalizations) or (ii) on the date upon which the corporation obtains the consent of the holders of at least sixty-six and two-thirds percent (66 2/3 %) of the shares of Preferred Stock then outstanding voting as a single class.

                           (b)      Upon the occurrence of any event specified
in subparagraph 4.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; PROVIDED, HOWEVER, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                  4.3 CONVERSION PRICE. "Original Issue Price" shall mean $1.50 per share for the Series A Preferred, $1.6105 per share for the Series Al Preferred, $1.6105 per share for the Series B Preferred, $0.70 per share for the Series C Preferred, $1.505 per share for the Series D Preferred and $2.241 per share for the Series E Preferred. Each share of Preferred Stock shall be convertible in accordance with Section 4.1 or Section 4.2 above into the number of shares of Common Stock which results from dividing the original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred, the Series Al Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred shall be $1.50, $1.6105, $1.6105, $0.70, $1.505 and $2.241, respectively. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

                  4.4      ADJUSTMENT OF CONVERSION PRICE.

                           (a)      If the corporation shall issue any Common
Stock, options, convertible securities (including but not limited to Preferred Stock), warrants, convertible debt or other rights to subscribe, purchase or otherwise acquire any Common Stock or security convertible into Common Stock, directly or indirectly other than Excluded Stock (as defined below) ("ADDITIONAL STOCK"), for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 4.4(c), (d), (e) and (f)), the applicable Conversion Price for such series in effect immediately after each such issuance shall forthwith (except as provided in this Section 4.4) be adjusted to a price equal to the quotient obtained by dividing (X) an amount equal to the sum of (i)

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the total number of shares of Common Stock outstanding (including any shares of
Common Stock issuable upon conversion of the Preferred Stock, any shares issuable upon exercise of outstanding options and warrants and any shares reserved for issuance under any plans approved by the corporation's board of directors) prior to such issuance multiplied by the applicable Conversion Price in effect immediately prior to such issuance plus (ii) the consideration received by the corporation upon such issuance by (Y) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, any shares issuable upon exercise of outstanding options and warrants and any shares reserved for issuance under any plans approved by the corporation's board of directors) immediately prior to such issuance plus the additional shares of Common Stock issued or issuable in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the applicable Conversion Price resulting from such issuance).

                  For purposes of any adjustment of a Conversion Price pursuant to this clause (a), the following provisions shall be applicable:

                                    (i)      In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                                    (ii)     In the case of the issuance of
Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the board of directors of the corporation; PROVIDED, HOWEVER, that if at the time of such determination such corporation's Common Stock is traded in the over-the-counter, on a quotation system market or on a national or regional securities exchange, such fair market value as determined in good faith by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                    (iii)    In the case of the issuance of (1)
options to purchase or rights convertible to subscribe for Common Stock (other than Excluded Stock), (2) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) or (3) options to purchase or rights to subscribe or such convertible or exchangeable securities:

                                            1)   the aggregate maximum number of
control dog shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been owed at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions
(i) and (ii) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                            2) the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each can to be determined in the manner provided in subdivisions (i) and (ii) above);

                                            3)   on any change in the number of
shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                              4)   on the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                           (b)      "EXCLUDED STOCK" shall mean:

                                    (i)      all shares of the Series C
Preferred, Series D Preferred, and Series E Preferred;

                                    (ii)     all shares of Common Stock into
which the shares of the Series A Preferred, Series Al Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are convertible;

                                    (iii)    all warrants to purchase shares of
the corporation's Common Stock or Preferred Stock outstanding on July 6th, 2000 and the shares issuable upon exercise of such warrants;

                                    (iv)     all shares of Common Stock,
warrants or options to purchase Common Stock or other securities issued to employees, officers, directors, scientific advisors and consultants of the corporation pursuant to any plan or arrangement approved by the board of directors of the corporation;

                                    (v)      all securities issuable to lending
or leasing institutions pursuant to any plan or arrangement approved by the board of directors of the corporation; and

                                    (vi)     all securities issued or issuable
to licensors or corporate partners of the corporation upon approval of the board of directors of the corporation, if in transactions with primarily non-financing purposes.

                           (c)      If the number of shares of Common Stock
outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any of each series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (d)      If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of each series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (e)      In case the corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock share of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other pawns, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of each series of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such series of Preferred Stock is convertible.

                           (f)      In case, at any time after the date hereof,
of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person or entity (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 2 applies), the shares of each series of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this clause (f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                           (g)      All calculations under this Section 4 shall
be made to the nearest tenth of a cent or to the nearest one one-hundredth (1/100) of a share, as the case may be.

                           (h)      The "CURRENT MARKET PRICE" at any date of
one share of Common Stock shall be the closing price of such share on the preceding business day as reported in THE WALL STREET JOURNAL (or equivalent recognized source of quotations); PROVIDED, HOWEVER, if the Common Stock is not traded in such manner that the quotations referred to in this paragraph are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the corporation, provided further that if such shares of Common Stock are "restricted" or have other restrictions, the Current Market Price should be appropriately decreased.

                  4.5 MINIMAL ADJUSTMENTS. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.001. Any adjustment of less than $0.001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.001 or more in the Conversion Price.

                  4.6 FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the board of directors as of the date of conversion.

                  4.7 NO IMPAIRMENT. The corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

                  4.8 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the term hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                  4.9 NOTICES OF RECORD DATE. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any share of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                  4.10 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  4.11 NOTICES. Any notice required by the provisions of this Section 4 to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

                  4.12 STATUS OF CONVERTED PREFERRED STOCK. In case any shares of Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the corporation.

         5.       PREFERRED STOCK PROTECTIVE PROVISIONS.

         So long as any shares of Preferred Stock (excluding Series Al Preferred) are outstanding this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock (excluding Series Al Preferred):

                           (a)      change the rights, preferences, privileges
or restrictions of the Preferred Stock;

                           (b)      create a new class or series of shares, or
increase the number of authorized shares of any class or series of shares, having rights, preferences or privileges prior to or on parity with the Preferred Stock;

                           (c)      amend the Certificate of Incorporation or
Bylaws of the corporation such that the authorized number of directors, the authorized number of shares, or the rights, preferences or privileges of the Preferred Stock is changed;

                           (d)      repurchase shares of Common Stock or Series
Al Preferred except from employees, officers, directors or consultants upon termination of the employment or consulting relationship;

                           (e)      sell, convey or otherwise dispose of all or
substantially all of the corporation's property or business, or merge into or effect a reorganization with any other corporation or effect any transfer or series of related transfers in which the stockholders of the corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction; or

                           (f)      undergo a reclassification or
recapitalization of any capital stock of the corporation.

         6. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested with the Common Stock.

                                   ARTICLE VI

         The following is applicable to the Common Stock:

         1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation shall legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article VI hereof.

         3.       REDEMPTION. The Common Stock is not redeemable.

         4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE VII

         The corporation is to have perpetual existence.

                                  ARTICLE VIII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE IX

         The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                    ARTICLE X

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by the law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or saves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XII

         The name and mailing address of the incorporator are:

                  Jilliane K. Bjorkholm
                  650 Page Mill Road
                  Palo Alto, CA 94304


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

                  The undersigned certify under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

                  Executed at Oakland, California, on July 6th, 2000.

                                         s/ John Couch
                                         ---------------------------------------
                                         John Couch, President


                                         s/ Gregory C. Thayer
                                         ---------------------------------------
                                         Gregory C. Thayer, Secretary


                                      -17-